SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)           January 19, 1996
                                                 ---------------------------



                            Travelers Group Inc.
----------------------------------------------------------------------------
          (Exact name of registrant as specified in its charter)


     Delaware                      1-9924              52-1568099
     ------------             ----------------        ---------------
     (State or other           (Commission             (IRS Employer
     jurisdiction of           File Number)            Identification No.)
     incorporation)

            388 Greenwich Street, New York, New York          10013
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               (Address of principal executive offices)     (Zip Code)

                                 (212) 816-8000
-----------------------------------------------------------------
              (Registrant's telephone number, including area code)

                            TRAVELERS GROUP INC.
                         Current Report on Form 8-K


Item 5.  Other Events.

Reference is made to the Current Report on Form 8-K dated November 28, 1995, of Travelers Group Inc. (the "Registrant"), wherein it was reported that The Travelers Insurance Group Inc. ("TIGI"), an indirect wholly owned subsidiary of the Registrant, had entered into an agreement (the "Agreement") with Aetna Life and Casualty Company ("Aetna") to purchase Aetna's domestic property and casualty insurance operations. The Agreement provides for the purchase by TIGI or a subsidiary of all of the outstanding capital stock of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company (the "Transaction"). The Transaction is subject to various regulatory approvals and is expected to close in March 1996.

          Aetna has delivered to the Registrant certain financial information regarding the businesses to be acquired. The audited historical financial statements at and for the year ended December 31, 1994, and the unaudited historical financial statements at and for the nine months ended September 30, 1995 and September 30, 1994 are set forth in Annexes A and B, respectively, attached hereto and incorporated herein by reference (the "Aetna Historical Financial Statements"). The Aetna Historical Financial Statements were prepared by the management of Aetna and, to the extent audited, were audited by KPMG Peat Marwick LLP, the independent auditors of Aetna.

          Also set forth in Annex C and incorporated herein by reference are unaudited pro forma financial statements of the Registrant and its subsidiaries for the year ended December 31, 1994, and at and for the nine months ended September 30, 1995, which give effect to the Transaction and certain other pro forma adjustments.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

          (c)  Exhibits.

                  23.01          Consent of KPMG Peat Marwick LLP

                                 SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  January 19, 1996
                                        TRAVELERS GROUP INC.



                                        By: /s/ William T. Bozarth
                                           ---------------------------------
                                             William T. Bozarth
                                             Vice President

                                                                Annex A



                      THE AETNA CASUALTY AND SURETY COMPANY

                     AND THE STANDARD FIRE INSURANCE COMPANY

                             AND THEIR SUBSIDIARIES




                          COMBINED FINANCIAL STATEMENTS




                                DECEMBER 31, 1994

                                                          Page


Financial Report


    Independent Auditors' Report                           1


    Combined Financial Statements                          2


    Notes to Combined Financial Statements                 6

                          Independent Auditors' Report
                          ----------------------------



Board of Directors
Aetna Life and Casualty Company:

We have audited the combined balance sheet of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries ("the Companies") as of December 31, 1994, and the related combined statements of income, shareholder's equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries as of December 31, 1994, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




                                                       /s/ KPMG Peat Marwick LLP




February 7, 1995, except as to Note 16,
 which is as of December 6, 1995

Combined Statement of Income

For the year ended December 31, 1994

(Millions)
-------------------------------------------------------

Revenue:

Premiums                                      $ 4,354.8
Net investment income                             824.3
Fees and other income                             115.8
Net realized capital gains                          5.9
                                              ---------
Total revenue                                   5,300.8
-------------------------------------------------------

Claims and Expenses:

Claims and claim adjustment expenses            3,747.1
Operating expenses                              1,011.2
Amortization of deferred policy
  acquisition cost                                633.7
                                              ---------

Total claims and expenses                       5,392.0
-------------------------------------------------------

Loss before income tax benefits                   (91.2)

Income tax benefits                               (53.9)
                                              ---------

Net loss                                      $   (37.3)
----------------------------------------------==========

See Notes to Combined Financial Statements.

Combined Balance Sheet

As of December 31, 1994

(Millions, except share data)
---------------------------------------------------------------------------

Assets:
Investments:
 Debt securities:
   Held for investment, at amortized cost (fair value $407.1)    $    413.5
   Available for sale, at fair value (amortized cost $9,696.4)      9,096.8
 Equity securities, at fair value (cost $779.5)                     1,017.9
 Short-term investments                                               106.0
 Mortgage loans                                                     1,453.7
 Real estate                                                          262.0
 Other                                                                301.2
                                                                   --------
Total investments                                                  12,651.1
---------------------------------------------------------------------------

 Cash and cash equivalents                                            676.3
 Reinsurance recoverables and receivables                           4,623.2
 Accrued investment income                                            178.0
 Premiums due and other receivables                                 1,063.5
 Federal and foreign income taxes:
   Current                                                             20.1
   Deferred                                                           862.5
 Deferred policy acquisition costs                                    316.0
 Other assets                                                       1,000.4
                                                                   --------
Total assets                                                     $ 21,391.1
===========================================================================

Liabilities:
 Unpaid claims and claim adjustment expenses                     $ 15,697.2
 Unearned premiums                                                  1,423.8
 Policyholders' funds left with the companies                          46.7
                                                                 ----------
Total insurance liabilities                                        17,167.7

 Short-term debt                                                        9.1
 Long-term debt                                                        35.5
 Other liabilities                                                  1,057.9
                                                                 ----------
Total liabilities                                                  18,270.2
---------------------------------------------------------------------------

Commitments and Contingent Liabilities (Note 14)

Shareholder's Equity:
 Common capital stock (1,000 shares authorized, issued and outstanding with a par value of $25,000 and 20,000 shares authorized, issued
  and outstanding with a par value of $250)                            30.0
 Paid in capital                                                    1,174.5
 Net unrealized capital losses                                       (387.9)
 Retained earnings                                                  2,304.3
                                                                 ----------
Total shareholder's equity                                          3,120.9
---------------------------------------------------------------------------
Total liabilities and shareholder's equity                        $21,391.1
===========================================================================

See Notes to Combined Financial Statements.

Combined Statement of Shareholder's Equity

For the year ended December 31, 1994

(Millions)
---------------------------------------------------------------------------

Shareholder's equity at December 31, 1993                          $3,858.3
Net change in unrealized capital
 gains and losses                                                    (700.1)
Net loss                                                              (37.3)
                                                                 ----------
Shareholder's equity at December 31, 1994                          $3,120.9
---------------------------------------------------------------------------

See Notes to Combined Financial Statements.

Combined Statement of Cash Flows

For the year ended December 31, 1994

(Millions)
---------------------------------------------------------------------------

Cash Flows from Operating Activities:
 Net loss                                                          $  (37.3)
 Adjustments to reconcile net loss to
  net cash used for operating activities:
   Decrease in accrued investment income                               25.4
   Increase in premiums due and other receivables                    (232.8)
   Increase in reinsurance recoverables and receivables              (152.0)
   Decrease in deferred policy acquisition costs                       13.5
   Depreciation and amortization                                       15.0
   Decrease in federal and foreign income taxes                      (205.1)
   Net increase in other assets and other liabilities                (513.1)
   Increase in insurance liabilities                                  384.0
   Net realized capital gains                                          (5.9)
   Amortization of net investment discounts                            55.0
   Other, net                                                          70.0
                                                                   --------
       Net cash used for operating activities                        (583.3)
                                                                   --------
Cash Flows from Investing Activities:
 Proceeds from sales of:
  Debt securities available for sale                                4,173.2
  Equity securities                                                   550.0
  Mortgage loans                                                       33.1
  Real estate                                                          69.5
  Short-term investments                                            7,361.3
 Investment maturities and repayments of:
  Debt securities available for sale                                  914.7
  Debt securities held for investment                                 279.9
  Mortgage loans                                                      258.4
 Cost of investment purchases in:
  Debt securities available for sale                               (4,751.4)
  Equity securities                                                  (420.4)
  Mortgage loans                                                       (9.9)
  Short-term investments                                           (7,331.4)
 Decrease in property and equipment                                     1.3
 Other, net                                                           135.3
                                                                   --------
        Net cash provided by investing activities                   1,263.6
                                                                   --------
Cash Flows from Financing Activities:
 Repayment of long-term debt                                          (12.3)
 Net increase in short-term debt                                        9.1
                                                                   --------
          Net cash used for financing activities                       (3.2)
---------------------------------------------------------------------------
Effect of exchange rate changes on cash
 and cash equivalents                                                   (.3)
---------------------------------------------------------------------------
Net increase in cash and cash equivalents                             676.8
Cash and cash equivalents, beginning of year                            (.5)
                                                                   --------
Cash and cash equivalents, end of year                               $676.3
===========================================================================
See Notes to Combined Financial Statements.

Notes to Combined Financial Statements

1.  Summary of Significant Accounting Policies

Principles of Combination

The combined financial statements include The Aetna Casualty and Surety Company ("AC&S") and The Standard Fire Insurance Company and their subsidiaries (collectively, the "Companies") which are wholly-owned subsidiaries of Aetna Life and Casualty Company ("Aetna"). The Companies' commercial insurance operations provide most types of commercial property-casualty insurance (primarily workers' compensation, auto, liability and other specialty products), bonds, and insurance-related services for businesses, government units and associations. The personal insurance operations underwrite private-passenger auto and homeowners insurance, which is sold to individuals through independent agents, with a significant market in the Northeastern states.

Due to the related business activities, common management control, common ownership and the interdependence of the affiliated entities, combined financial statements have been prepared in accordance with generally accepted accounting principles. Intercompany transactions between the Companies have been eliminated.

Accounting Changes

Offsetting of Amounts Related to Certain Contracts

Under certain insurance contracts with deductible features, the Companies are obligated to pay the claimant for the full amount of a claim. The Companies are subsequently reimbursed from the policyholder for the deductible. Prior to 1994, unpaid claim reserves were reported net of such deductibles. In 1994, the Companies implemented Financial Accounting Standards Board ("FASB") Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts, which requires that unpaid claims under certain insurance contracts be reported on a gross basis. Deductible amounts recoverable from policyholders of $352 million are included in other assets at December 31, 1994, as a result of implementing FASB Interpretation No. 39.

Future Application of Accounting Standards

Accounting by Creditors for Impairment of a Loan

The FASB issued FAS No. 114, Accounting by Creditors for Impairment of a Loan, in 1993. This statement requires that loans be impaired when it is probable that a creditor will be unable to collect all amounts (i.e., principal and interest) contractually due, and the impairment be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. The statement also allows impairments to be measured based on the loan's market price or the fair value of the collateral if the loan is collateral dependent. In October 1994, the FASB issued FAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, which amends FAS No. 114 to allow a creditor to use existing methods for recognizing income on impaired loans. The Companies will adopt these standards effective January 1, 1995; it is not expected that implementation will have a material impact on net income.

Notes to Combined Financial Statements

Accounting for Long-Lived Assets and for Long-Lived Assets to Be Disposed Of

In March 1995, the Financial Accounting Standards Board ("FASB") issued FAS No. 121, Accounting for Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires write down to fair value when long-lived assets to be held and used are impaired. The statement also requires long-lived assets to be disposed of (e.g., real estate held for sale) to be carried at the lower of cost or fair value less estimated selling costs and does not allow such assets to be depreciated. This statement will be effective for 1996 financial statements, although earlier adoption is permissible. The Companies will adopt this statement in 1996 and the impact on earnings is not expected to be material.

Accounting for Stock-Based Compensation

In October 1995, the FASB issued FAS No. 123, Accounting for Stock-Based Compensation. This statement addresses the accounting for the cost of stock-based compensation, such as stock options. FAS No. 123 permits either expensing the cost of stock-based compensation over the vesting period or disclosing in the financial statement footnotes what this expense would have been. This cost would be measured at the grant date based upon estimated fair values, using option pricing models. The requirements of this statement will be effective for 1996 financial statements, although earlier adoption is permissible if an enterprise elects to expense the cost of stock-based compensation. The Companies, in conjunction with Aetna, are currently evaluating the disclosure and expense recognition alternatives as permitted by this statement.

Please refer to Note 16 for a discussion of the Companies' subsequent events.

Investments

The Companies classify investments in debt securities (including redeemable preferred stocks) in three categories: held for investment, available for sale and trading.

Debt securities which the Companies have the positive intent and ability to hold to maturity are classified as held for investment and are carried at amortized cost, net of write-downs for other than temporary declines in value.

Debt securities which might be sold prior to maturity are classified as available for sale and carried at fair value. Available for sale debt securities are written down (as realized losses) for other than temporary declines in value. Unrealized gains and losses related to available for sale securities, net of related taxes, are reflected in shareholder's equity.

Debt securities which are held with the objective of trading to generate profits on short-term differences in price ("trading securities") are carried at fair value. The Companies had no trading securities at December 31, 1994.

Equity securities are classified as available for sale and carried at fair value. Equity securities are written down (as realized losses) for other than temporary declines in value. Unrealized gains and losses related to such securities, net of related taxes, are reflected in shareholder's equity.

Fair values for debt and equity securities are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods. Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments.

Purchases and sales of debt and equity securities are recorded on the trade date. Purchases and sales of mortgage loans are recorded on the closing date.

Mortgage loans are carried at unpaid principal balances, net of valuation reserves, and are generally secured. Valuation reserves for mortgage loans are established based on the fair value of the collateral for impairments considered probable of having been incurred, including those that management believes are likely to arise from the overall portfolio. Investment real estate, which the Companies have the intent to hold for the production of income, is carried at depreciated cost plus capital additions, net of write-downs for other than temporary declines in fair value. Properties held for sale (primarily acquired through foreclosure) are carried at the lower of depreciated cost (fair value at foreclosure plus capital additions less accumulated depreciation) or fair value less estimated selling costs. Adjustments to the carrying value of properties held for sale are recorded in a valuation reserve when the fair value less estimated selling costs is below depreciated cost. The accumulated depreciation for real estate was $23.1 million at December 31, 1994.

Short-term investments, consisting primarily of money market instruments and other debt issues purchased with a maturity of 91 days to one year, are considered available for sale and are carried at fair value, which approximates amortized cost.

Other invested assets consist primarily of partnerships, equity subsidiaries and agency loans. Partnerships and equity subsidiaries are carried on an equity basis and agency loans are carried at the unpaid principal balance.

The Companies utilize foreign exchange forward contracts, futures contracts and swap agreements in order to align maturities, interest rates, currency rates and funds availability with its obligations. (Please refer to Note 13.) Realized and unrealized gains and losses from forward contracts hedging foreign translation exposures are reflected, net of tax, in shareholder's equity. Realized and unrealized gains and losses from forward contracts hedging foreign transaction exposures are reflected in the Combined Statement of Income.

Futures contracts are carried at fair value. Realized and unrealized gains and losses on futures contracts which qualify as hedges are deferred and recognized as an adjustment to the hedged asset or liability, and amortized over the life of the related asset or liability as an adjustment to the yield. Realized and unrealized gains and losses on futures contracts which do not qualify as hedges are reflected in the Combined Statement of Income.

The difference between amounts paid and received on swap agreements utilized to reduce the impact of changes in interest rates and currency exchange rates is reflected in the Combined Statement of Income.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of 90 days or less when purchased.

Deferred Policy Acquisition Costs

Certain costs of acquiring insurance business are deferred. These costs, all of which vary with and are primarily related to the production of new business, consist principally of commissions, premium taxes and certain expenses of underwriting and issuing contracts. Acquisition costs are amortized over the life of the insurance contract.

Deferred policy acquisition costs would be written off to the extent that it is determined that future policy premiums and investment income would not be adequate to cover related losses and expenses.

Other Assets

Property and equipment are reported at depreciated cost using the straight-line method based upon the estimated useful lives of the assets. The carrying value of property and equipment at December 31, 1994 was $20.9 million and was net of accumulated depreciation of $92.9 million.

Insurance Liabilities

Liabilities for unpaid property-casualty claims and claim adjustment expenses include, to the extent reasonably estimable, provisions for payments to be made on reported losses, and losses incurred but not reported and for associated claim adjustment expenses. (Please refer to Note 12.) Workers' compensation life table indemnity reserves are discounted at 5% for voluntary business and 3.5% for involuntary business, with mortality assumptions which reflect current company and industry experience. Workers' compensation life table indemnity reserves totaled $768 million at December 31, 1994 which was 22% of the Companies' total workers' compensation reserves for unpaid claims and claim adjustment expenses.

The Companies' insurance reserve liabilities are reported net of estimated amounts of salvage and subrogation.

Unearned premiums are calculated on a pro rata basis. Additional premiums under retrospectively-rated policies are excluded from unearned premiums and classified as premiums due on the Combined Balance Sheet.

Premiums, Claims and Expenses

Premiums are generally recognized as revenue on a pro rata basis over the policy term. Certain policies allow the Companies to charge additional premiums as a result of recognizing additional claim and expense costs under the policies. Such premiums are recognized when the related claims are provided.

Claims and expenses, including acquisition costs such as commissions, premium taxes and certain other items, are charged to current operations as incurred. Claims are reported net of salvage and subrogation received and anticipated. Premiums, claims and expenses are also reported net of deductions for reinsurance ceded.

Federal and Foreign Income Taxes

The Companies are included in the consolidated federal income tax return of Aetna. The Companies are taxed at regular corporate rates after adjusting income/(loss) reported for financial statement purposes for certain items. Foreign subsidiaries and U.S. subsidiaries operating outside of the United States are taxed under applicable foreign statutes. Deferred income tax expenses/(benefits) result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.

2.  Severance and Facilities Charge

The Companies recorded a $101 million after-tax ($155 million pretax) severance and facilities charge in the fourth quarter of 1993. The planned actions included the elimination of approximately 2,000 positions. As a result of the planned elimination of these positions, the Companies determined that they would have excess office space. Accordingly, the severance and facilities charge also included costs related to vacating the excess leased office space, and costs related to abandoning and preparing for sale a property owned by Aetna in Hartford, Connecticut. The 1993 severance and facilities charge included the following (pretax):


                                  Facility and
                                                     Asset           Vacated
                                       Severance     Write-Off       Leased
(Millions)                             Related       Related(1)(2)   Property      Other      Total
                                       ---------     -------------   ----------    --------   ---------

Severance and facilities reserve at
   December 31, 1993                   $   102.3     $      26.4     $     20.7    $    5.6   $   155.0
Charges against reserve                    102.2            16.6           20.7         2.9       142.4
                                       ---------     -----------     ----------    --------   ---------
Severance and facilities reserve at
   December 31, 1994                   $     0.1     $       9.8     $        -    $    2.7   $    12.6
                                       =========     ===========     ==========    ========   =========

(1) Facility and asset write-off related charges include the write-down to net realizable value (based on an internally prepared appraisal) of an Aetna property that will be abandoned. The charge does not include operating costs expected to be incurred prior to the date of abandonment of the property. Facility and asset write-off related charges also include costs to retire computer equipment used by employees whose positions were, or are expected to be, eliminated and other related costs.
(2) Facility and asset write-off related charges are non-cash costs. All other items shown above required, or will require, cash outlays.

Vacating the leased office space was substantially completed by December 31, 1994. The remaining lease payments (net of expected subrentals) on such vacated facilities are payable over approximately the next six years.

3.  Investments

Debt securities at December 31, 1994 were as follows:

                                                      Gross       Gross
                                          Amortized   Unrealized  Unrealized   Fair
(Millions)                                Cost        Gains       Losses       Value
----------------------------------------------------------------------------------------
Held for Investment:
----------------------------------------------------------------------------------------

  Obligations of states and
   political subdivisions                 $   246.1   $     1.1   $      8.0   $   239.2
  Utilities                                    37.7          .1           .6        37.2
  Financial                                    42.8          .2           .3        42.7
  Transportation/Capital Goods                 13.8          .5           .2        14.1
  Other corporate securities                   49.8         1.9           .9        50.8
  Foreign governments                          23.3          .1           .3        23.1
                                          ----------------------------------------------
       Total Held for Investment          $   413.5   $     3.9   $     10.3   $   407.1
----------------------------------------------------------------------------------------

Available for Sale:
----------------------------------------------------------------------------------------
  U.S. Treasury securities and
   obligations of U.S. government
    agencies and corporations             $ 3,660.1   $     1.2   $    254.9   $ 3,406.4
  Obligations of states and
    political subdivisions                  1,060.4         3.9         46.4     1,017.9
  Utilities                                   519.7         1.3         22.8       498.2
  Financial                                   515.7          .1         17.5       498.3
  Transportation/Capital Goods                625.6         2.9         26.2       602.3
  Other corporate securities                  841.2          .9         56.7       785.4
  Mortgage-backed securities                1,370.4         3.5        102.3     1,271.6
  Other loan-backed securities                332.2           -         14.7       317.5
  Foreign governments                         771.1         2.8         74.7       699.2
                                          ----------------------------------------------
       Total Available for Sale           $ 9,696.4   $    16.6 $      616.2   $ 9,096.8
----------------------------------------------------------------------------------------

The carrying and fair value of debt securities held for investment and available for sale are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid.

                                                      December 31, 1994
                                                    -------------------
                                 Amortized Fair
(Millions)                                          Cost       Value
-----------------------------------------------------------------------
Held for Investment:
-----------------------------------------------------------------------

Due to mature:
  One year or less                                  $    56.4  $   56.2
  After one year through five years                     125.7     124.9
  After five years through ten years                    117.5     116.8
  After ten years                                       113.9     109.2
-----------------------------------------------------------------------

       Total Held for Investment                    $   413.5  $  407.1
-----------------------------------------------------------------------


Available for Sale:
-------------------====================================================

Due to mature:
  One year or less                                  $   982.9 $  965.8
  After one year through five years                   4,413.1  4,172.6
  After five years through ten years                  1,439.3  1,314.9
  After ten years                                     1,158.5  1,054.4
  Mortgage-backed securities                          1,370.4  1,271.6
  Other loan-backed securities                          332.2    317.5
-----------------------------------------------------------------------
       Total Available for Sale                      $9,696.4 $9,096.8
-----------------------------------------------------------------------

Investments in available for sale equity securities at December 31, 1994 were as follows:

                                            Gross        Gross
                                Amortized   Unrealized   Unrealized   Fair
(Millions)                      Cost        Gains        Losses       Value
-------------------------------------------------------------------------------

Equity securities                   779.5   $ 335.8      $   97.4     $ 1,017.9
-------------------------------------------------------------------------------


Real estate holdings at December 31, 1994 were as follows:

(Millions)
---------------------------------------------------------

Properties held for sale                          $  98.6
Investment real estate                              197.7
                                                  -------
                                                    296.3
Valuation reserve                                    34.3
                                                  -------
  Net carrying value                              $ 262.0
---------------------------------------------------------

Total real estate write-downs included in the net carrying value of the Companies' real estate holdings on the Combined Balance Sheet at December 31, 1994 were $117.6 million.

Impairment reserves at December 31, 1994 were as follows:

(Millions)
---------------------------------------------------------

Mortgage loans                                  $   136.6
Real estate                                          34.3
Other                                                 6.0
                                                ---------
  Total impairment reserves                     $   176.9
---------------------------------------------------------

The carrying values of investments that were non-income producing for the twelve months preceding the balance sheet date were as follows:

(Millions)
---------------------------------------------------------

Debt securities                                 $     2.4
Equity securities                                     9.3
Mortgage loans                                       14.9
Real estate                                          47.9
                                                ---------
  Total non-income producing investments        $    74.5
---------------------------------------------------------

Significant non-cash investing and financing activities include acquisition of real estate through foreclosures (including in-substance foreclosures) of mortgage loans amounting to $59 million in 1994.

Please refer to Note 15 for concentrations of investment credit risk.

4.  Capital Gains and Losses on Investment Operations

Realized capital gains or losses are the difference between the carrying value and sale proceeds of specific investments sold. Provisions for impairments and changes in the fair value of real estate subsequent to foreclosure are also included in net realized capital gains. Unrealized capital gains and losses on available for sale securities, net of related taxes, are reflected in shareholder's equity.

Net realized capital gains (losses) on investments for the year ended December 31, 1994 were as follows:

(Millions)
---------------------------------------------------------

Debt securities                                  $   11.7
Equity securities                                    33.2
Mortgage loans                                      (52.8)
Real estate                                          12.2
Sales of subsidiaries                                20.8
Other                                               (19.2)
                                                 --------
    Pretax realized capital gains                $    5.9
---------------------------------------------------------
    After-tax realized capital gains             $    3.8
---------------------------------------------------------

Proceeds from sales of investments in debt securities available for sale during 1994 were $4.2 billion. Gross gains of $63.6 million and gross losses of $75.6 million were realized on those sales.

Net realized capital gains included a $14 million after-tax gain resulting from the sale of a portion of an unconsolidated subsidiary.

Shareholder's equity included changes in unrealized capital gains (losses), for the year ended December 31, 1994 as follows:

(Millions)
----------------------------------------------------------

Equity securities                                $ (132.9)
Debt securities available for sale                 (808.1)
Foreign exchange and other, net                      35.2
                                                 --------
                                                   (905.8)
Decrease in deferred federal income taxes          (205.7)
                                                 --------
  Net change in unrealized capital gains (losses) $(700.1)
----------------------------------------------------------

The change in unrealized capital gains (losses) for the year ended December 31, 1994 excludes pretax changes in debt securities carried at amortized cost. The unrecorded (depreciation) for debt securities carried at amortized cost is the difference between estimated market and carrying values, and amounted to $(6.4) million at December 31, 1994. The change in unrecorded appreciation/(depreciation) was $(27.0) million in 1994.

Shareholder's equity included the following unrealized capital gains/(losses) at December 31, 1994:

(Millions)
-----------------------------------------------------------

Equity securities:
  Gross unrealized capital gains                $    335.8
  Gross unrealized capital losses                    (97.4)
                                                -----------
                                                     238.4
Debt securities available for sale:
  Gross unrealized capital gains                      16.6
  Gross unrealized capital losses                   (616.2)
                                                -----------
                                                    (599.6)
Foreign exchange and other, net                      (63.7)
Deferred federal income tax benefits                 (37.0)
                                                -----------
  Net unrealized capital losses                 $   (387.9)
-----------------------------------------------------------

At December 31, 1994, approximately $290 million of net unrealized capital losses, primarily on available for sale debt and equity securities, were reflected in shareholder's equity without deferred tax benefits. (Please refer to Note 8 for a discussion of the tax treatment for unrealized capital losses on available for sale debt and equity securities.)

5.  Net Investment Income

Sources of net investment income for the year ended December 31, 1994 were as follows:

(Millions)
----------------------------------------------------------

Debt securities                                    $ 626.5
Equity securities                                     27.0
Mortgage loans                                       154.4
Real estate                                           59.2
Other                                                  8.8
Cash equivalents (including short-term
  investments)                                        25.6
                                                   -------
Gross investment income                              901.5
Less investment expenses                              77.2
                                                   -------
  Net investment income                            $ 824.3
----------------------------------------------------------

6.  Dividend Restrictions and Shareholder's Equity

The amount of dividends that may be paid to Aetna by AC&S and The Standard Fire Insurance Company in 1995, without prior approval by the Insurance Commissioner of the State of Connecticut is $251.6 million. Dividend payments by the domestic insurance subsidiaries of AC&S and The Standard Fire Insurance Company are subject to similar restrictions in Connecticut and other states, and are limited in 1995 to approximately $100.5 million in the aggregate.

The Insurance Department of the State of Connecticut (the "Department") recognizes as net income and shareholder's equity those amounts determined in conformity with statutory accounting practices prescribed or permitted by the Department, which differ in certain respects from generally accepted accounting principles.

Statutory net loss was $170.1 million for the year ended December 31, 1994. Statutory shareholder's equity was $2,525.7 million as of December 31, 1994.

In recent years, state insurance regulators have been considering changes in statutory accounting practices and other initiatives to strengthen solvency regulation. Under the risk-based capital ("RBC") standards for property-casualty insurers adopted by the NAIC, each of the Companies applies the RBC formula which compares adjusted surplus to required surplus and reflects the risk profile of the company (RBC ratio). The RBC ratio at December 31, 1994 for each of the Companies is above the levels which would require regulatory action.

As of December 31, 1994, the Companies do not utilize any statutory accounting practices which are not prescribed by insurance regulators that, individually or in the aggregate, materially affect statutory shareholder's equity.

Please refer to Note 16 for a discussion of the Companies' subsequent events.

7.  Long-Term Debt

                                             December 31,
(Millions)                                        1994
---------------------------------------------------------

Long-term debt:
 Mortgage Notes and Other Notes, 6.9%-11%
  due in varying amounts to 2018                 $  35.5
                                                 -------

Aggregate maturities of long-term debt and sinking fund requirements for 1995 through 1999 are $.4 million, $.3 million, $.2 million, $29.5 million, $.1 million, respectively, and $5.0 million thereafter.

8.  Federal and Foreign Income Taxes

The Companies are included in the consolidated federal income tax return of Aetna. Aetna allocates to each member an amount approximating the tax it would have incurred were it not a member of the consolidated group, and credits the member for the use of its tax saving attributes in the consolidated return.

Components of income tax benefits for the year ended December 31, 1994 were as follows:

(Millions)
----------------------------------------------------------

Current taxes (benefits):
    Income - from operations                     $     4.2
    Realized capital  losses                         (47.4)
                                                 ---------
                                                     (43.2)
Deferred taxes (benefits):
    Loss - from operations                           (60.2)
    Realized capital gains                            49.5
                                                 ---------
                                                     (10.7)
                                                 ---------
Total                                            $   (53.9)
----------------------------------------------------------


Income tax benefits on losses were different from the amount computed by applying the federal income tax rate to loss before income tax benefits as of December 31, 1994 for the following reasons:

(Millions)
-----------------------------------------------------------

Loss before income tax benefits                  $   (91.2)
Tax rate                                              35%
                                                 ----------
Application of the tax rate                          (31.9)
Tax effect of:
  Tax-exempt interest                                (31.1)
  Foreign operations                                   6.9
  Excludable dividends                                (8.1)
  Other, net                                          10.3
                                                 ----------
Income tax benefits                              $   (53.9)
-----------------------------------------------------------

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 1994 are presented below:

(Millions)
----------------------------------------------------------

Deferred tax assets:
  Insurance reserves                             $   756.6
  Reserve for severance and facilities expense        26.3
  Impairment reserves                                 49.5
  Net unrealized capital losses                      139.5
  Net operating loss                                 113.2
  Other                                                9.4
                                                 ---------
Total gross assets                                 1,094.5
Less valuation allowance                             102.1
                                                 ---------
Assets net of valuation                              992.4

Deferred tax liabilities:
  Deferred policy acquisition costs                  110.5
  Market discount                                     17.1
  Other                                                2.3
                                                 ---------
Total gross liabilities                              129.9
                                                 ---------
  Net deferred tax asset                         $   862.5
----------------------------------------------------------



Net unrealized capital gains and losses are presented in shareholder's equity net of deferred taxes. At December 31, 1994, approximately $290 million of net unrealized capital losses primarily on available for sale debt and equity securities were reflected in shareholder's equity without deferred tax benefits. For federal income tax purposes, capital losses are deductible only against capital gains in the year of sale or during the carryback and carryforward periods (three and five years, respectively). Due to the expected full utilization of capital gains in the carryback period and the uncertainty of future capital gains, a valuation allowance of $102.1 million related to the net unrealized capital losses has been reflected in shareholder's equity. Any reversals of the valuation allowance are contingent upon the recognition of future capital gains in Aetna's federal income tax return or a change in circumstances which causes the recognition of the benefits to become more likely than not. Non-recognition of the deferred tax benefits on net unrealized losses described above had no impact on net income for 1994, but has the potential to adversely affect future results if such losses are realized.

Management believes that it is more likely than not that the Companies will realize the benefit of the net deferred tax asset of $862.5 million. Aetna's election of special estimated tax payments in years 1989 through 1993 assures realizability of a substantial portion of deferred tax assets arising from the discounting of property-casualty reserves. The Companies have more than 15 years to generate sufficient taxable income to cover the reversal of its temporary differences due to the long-term reversal patterns of these differences. Because of Aetna's long-term history of taxable income, which is projected to continue, and the availability of significant tax planning strategies, such as converting tax-exempt bonds to taxable bonds, the Companies expect sufficient taxable income in the future to realize the net deferred tax asset.

The net deferred tax asset includes $113.2 million related to the Companies' expected utilization of its current U.S. net operating loss carryforward of $323.4 million, $107.0 million of which expires in the year 2008 and $216.4 million of which expires in the year 2009.

The Companies generally have not recognized any deferred tax liabilities attributable to the undistributed earnings of their controlled foreign corporations because the Companies do not expect repatriation. Such amounts are not material.

The Internal Revenue Service (the "Service") has completed examination of the consolidated federal income tax returns of Aetna through 1986. Discussions are being held with the Service with respect to proposed adjustments. However, management believes there are adequate defenses against, or sufficient reserves recorded by Aetna to provide for, such adjustments. The Service has commenced its examination for the years 1987 through 1990. Management believes that any additional taxes assessed as a result of these examinations, would not materially impact the Companies' overall financial position.

The Companies received a net federal income tax refund of $60.7 million in 1994.

9.  Benefit Plans

Pension Plans - The Companies, in conjunction with Aetna, have non-contributory defined benefit plans covering substantially all employees and certain agents. The plans provide pension benefits based on years of service and average annual compensation (measured over 60 consecutive months of highest earnings in a 120-month period). Contributions are determined by using the Entry Age Normal Cost Method and, for qualified plans subject to ERISA requirements, are limited to the amounts that are currently deductible for tax reporting purposes. The accumulated benefit obligations and plan assets are recorded by Aetna. Data on a separate company basis regarding the proportionate share of the accumulated benefit obligation and plan assets is not available. The accumulated plan assets exceed accumulated benefits. Pretax charges to operations for the pension plan (based on the Companies' total salary cost as a percentage of Aetna's total salary cost) were $12.0 million in 1994. There has been no funding to the plan in 1994.

Postretirement Benefits - In addition to providing pension benefits, Aetna also provides certain postretirement health care and life insurance benefits for retired employees. A comprehensive medical and dental plan is offered to all full-time employees retiring at age 50 with 15 years of service or at age 65 with 10 years of service. Retirees are generally required to contribute to the plans based on their years of service with Aetna.

In January 1994, Aetna announced a modification of its postretirement benefit plan to cap the portion of the cost paid by Aetna relating to medical and dental benefits for individuals retiring after March 1, 1994. The accumulated benefit obligations and plan assets are recorded by Aetna. Data on a separate company basis regarding the proportionate share of employee costs is not available. An allocation, based on headcount, of Aetna's total cash costs for retirees is reflected in the Combined Statement of Income.

Incentive Saving Plan - Substantially all employees are eligible to participate in a savings plan under which designated contributions, which may be invested in common stock of Aetna or certain other investments, are matched, up to 5% of compensation, by Aetna. The Companies' pretax charges to operations for the incentive savings plan were $24.3 million in 1994.

1994 Stock Incentive Plan - Certain employees participate in Aetna's 1994 stock incentive plan (which replaced the 1984 stock option plan). No new options will be granted under the 1984 plan, however, options currently outstanding will continue to be in effect. The 1994 plan provides for stock options (see (1) Stock Option Plans), and deferred contingent common stock or cash awards (see
(2) Incentive Units) to certain key employees. The Companies' pretax charges to operations for the Stock Incentive Plan were $8.4 million in 1994.

(1) Stock Option Plans - Executive and middle management employees may be granted options to purchase common stock of Aetna at the market price on the date of grant. Certain options granted prior to 1992 contain stock appreciation rights permitting the employee to exercise those rights and receive the excess of fair market value at the date of exercise over the grant date fair market value in cash and/or stock.

(2) Incentive Units - Executive and middle management employees may be granted incentive units under the Aetna 1994 Stock Incentive Plan, which are rights to receive Aetna common stock or cash at the end of a vesting period (currently
1996) conditioned upon the employee's continued employment during that period and achievement of Aetna performance goals. The incentive unit holders are not entitled to dividends during the vesting period.

10.  Related Party Transactions

A substantial portion of the administrative and support functions of the Companies are provided by Aetna and its affiliates. The financial statements reflect allocated charges for these services based upon measures appropriate for the type and nature of service provided. The Companies have agreements and contracts with certain Aetna affiliates to provide administrative and technical services. The types of services provided by Aetna and its affiliates to the Companies related to such functions include, but are not limited to, general ledger processing, including subsidiary expense ledgers, use of the corporate conference center, office services, purchasing, security, facilities management, payroll and other human resources services, bank administration and other treasury services. The Companies are also allocated charges for certain corporate staff area costs which include, but are not limited to, salaries, certain employee benefit and incentive plans, legal fees, travel, taxes (including payroll and personal property) and severance and facilities charges associated with restructuring initiatives.

Hartford-area home office properties occupied by the Companies are owned by Aetna affiliates. The Companies are charged rent based on their proportionate share (based on square footage occupied) of the total occupancy cost (including depreciation) of Aetna's Hartford-area properties. Certain other facilities owned by the Companies, either directly or through partnerships, are leased by Aetna and its affiliates. In addition, the Combined Balance Sheet reflects certain mortgages and real estate investments that are held jointly by the Companies and Aetna affiliates.

The Companies, by virtue of their participation in the consolidated operations of Aetna, benefit from certain costs which are incurred in other Aetna legal entities and not subsequently allocated back to the Companies. Such costs include, but are not limited to, advertising, interest expense, charitable contributions, certain postretirement benefits other than pensions, certain postemployment benefits and certain other employee benefit plans.

The Companies utilize intercompany receivable/payable accounts to settle allocated charges primarily related to general and administrative expenses of Aetna and its affiliates. Such expenses are paid by the parent company, Aetna Life and Casualty Company, and subsequently transferred to AC&S which acts as a clearinghouse in allocating such expenses to each of the parent company's subsidiaries. Settlements generally take place within 45 days after the end of each month.

AC&S entered into a stop-loss agreement with an affiliate Aetna Re-Insurance Company (U.K.) Ltd., a wholly-owned subsidiary of Aetna. Such agreement covers all policies-in-force, written, renewed or accepted during 1992 and prior years. AC&S has a 100% participation in net losses in excess of the retention limits which result from adverse development on known losses valued as of December 31, 1992 and/or reported subsequent to December 31, 1992. As of December 31, 1994, reserves of approximately $33.8 million had been established for such coverage.

11.  Reinsurance

The Companies utilize reinsurance agreements to reduce their exposure to large losses in all aspects of their insurance business. Reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the Companies as direct insurers of the risks reinsured. The Companies evaluate the financial strength of potential reinsurers and continually monitor the financial condition of present reinsurers. Only those reinsurance recoverables deemed probable of recovery are reflected as assets on the Combined Balance Sheet.

Prepaid reinsurance premiums were $.3 billion for the year ended December 31, 1994. A summary of earned premiums for the year ended December 31, 1994 was as follows:

(Millions)
----------------------------------------------------------

Direct Amount                                     $5,093.4
Ceded to Other Companies                           1,177.7(1)
Assumed from Other Companies                         439.1(2)
                                                  --------
  Net Amount                                      $4,354.8
----------------------------------------------------------

(1) Includes $184.7 million of premiums ceded to Aetna affiliates.
(2) Includes $130.8 million of premiums assumed from Aetna affiliates.

There is not a material difference in premiums on a written versus an earned basis.

Ceded claims and claim adjustment expenses were $1.2 billion for the year ended December 31, 1994.

Certain subsidiaries of the Companies act as servicing carriers for several involuntary pools. This business is ceded completely to the pools, and the Companies have no direct underwriting risk associated with it. Reinsurance recoverables for this business were approximately $1.8 billion as of December 31, 1994. The Companies also participate as members in a number of the involuntary pools, and as a result assume their share of premiums and losses associated with these pools.

Unpaid claims and claim adjustment expenses and reinsurance recoverables on the Combined Balance Sheet are reported net of amounts ceded to and assumed from affiliates. The total amount of unpaid claims and claim adjustment expense and reinsurance recoverables related to these reinsurance agreements at December 31, 1994 was $642.0 million, of which $639.9 million relates to an arrangement which will be commuted on January 1, 1996.

12.  Reserves

The following represents changes in aggregate reserves for unpaid claims and claim adjustment expenses as of December 31, 1994:

(Millions)
-------------------------------------------------------------------

Gross unpaid claims and claim adjustment expenses
 at beginning of year                                      $ 15,395
  Less:  Reinsurance recoverables                             4,151
                                                           --------
Net unpaid claims and claim adjustment expenses
 at beginning of year                                        11,244
Incurred claims and claim adjustment expenses:
           Provision for insured events of the current year   3,483
           Provision for insured events of prior years          264
-------------------------------------------------------------------
Total incurred claims and claim adjustment expenses           3,747
-------------------------------------------------------------------
Payments:  Attributable to insured events of the
             current year                                     1,276
           Attributable to insured events of
             prior years                                      2,708
-------------------------------------------------------------------
Total payments                                                3,984
-------------------------------------------------------------------
Net unpaid claims and claim adjustment expenses at
 end of the year                                             11,007
  Plus:  Reinsurance recoverables                             4,338
         Deductible amounts recoverable from policyholders      352
-------------------------------------------------------------------
Gross unpaid claims and claim adjustment expenses
 at end of the year                                         $15,697
-------------------------------------------------------------------

Environmental and Asbestos-Related Claims

Reserving for environmental and asbestos-related claims is subject to significant uncertainties. Because of these significant uncertainties, management is currently unable to make a reasonable estimate as to the ultimate amount of losses or a reasonable range of losses for all environmental and asbestos-related claims and related litigation expenses. To the extent that such liabilities are not reasonably estimable, no reserve has been provided. However, reserves for these liabilities are evaluated by management regularly, and, subject to the significant uncertainties, adjustments have been and are expected to be made to such reserves as developing loss patterns and other information appear to warrant.

Environmental and asbestos-related loss and loss adjustment expense reserves at December 31, 1994, as reflected on the Combined Balance Sheet were as follows (before reinsurance, in millions):

----------------------------------------------------------

Environmental Liability                            $   436
Asbestos Bodily Injury                                 296
Asbestos Property Damage                                30
                                                   -------
  Total Environmental and
      Asbestos-Related Reserves                    $   762
---------------------------------------------------=======

Please refer to Note 16 for a discussion of the Companies' subsequent events.

Workers' Compensation Claims

Estimating workers' compensation reserves is particularly difficult (and, therefore, more subject to change than many other types of property-casualty claims), largely because of the length of the "tail" associated with workers' compensation claims. Workers' compensation claim costs are dependent on a number of complex factors including social and economic trends and changes in doctrines of legal liability and damage awards.

Other

Policyholders of the Companies also seek insurance coverage from the Companies for other long-term exposure claims against them, including claims relating to silicone-based personal products, lead paint and other allegedly toxic or harmful substances. Evaluating and reserving for these types of exposures is complex and subject to many uncertainties including those stemming from coverage issues, long latency periods and changing laws.

The Companies have noted evidence of adverse loss developments in their commercial general liability line of business. The Companies believe that such developments largely are attributable to the unusual frequency and size of claims in this line of business. The Companies also believe that the unusual frequency and size of construction defect claims brought against contractor policyholders (observed by the Companies in 1994) and the increasing size of other types of claims brought against contractor policyholders (observed by the Companies to be continuing in 1994) are contributing to these loss developments. The Companies believe that it is reasonably possible that these adverse loss developments will continue, and if so they would adversely affect the Companies' future results although the Companies are currently unable to estimate the extent to which results would be affected. Management has and continues to review the factors contributing to these developments (by, for example, segregating and examining data on an individual policyholder basis) and to adjust its reserves as more current data becomes available.

13.  Financial Instruments

Estimated Fair Value

The carrying values and estimated fair values of the Companies' financial instruments at December 31, 1994 were as follows:

                                              Carrying    Fair
                                              Value       Value
                                              --------    --------
Assets:
  Cash and cash equivalents                   $  676.3    $  676.3
  Short-term investments                         106.0       106.0
  Debt securities                              9,510.3     9,503.9
  Equity securities                            1,017.9     1,017.9
  Mortgage loans                               1,453.7     1,416.0
Liabilities:
  Short-term debt                                  9.1         9.1
  Long-term debt                                  35.5        35.5

Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Companies' entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument. In evaluating the Companies' management of interest rate and liquidity risk, and currency exposures, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

PAGE 26
Notes to Combined Financial Statements (continued)

13.  Financial Instruments (continued)

Estimated Fair Value (continued)

The following valuation methods and assumptions were used by the Companies in estimating the fair value of the above financial instruments:

Short-term instruments: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, the carrying amounts reported in the Combined Balance Sheet approximate fair value. Short-term instruments have a maturity date of one year or less and include cash and cash equivalents, short-term investments and short-term debt.

Debt and equity securities: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are estimated by using quoted market prices for similar securities or discounted cash flow methods.

Mortgage loans: Fair values are estimated by discounting expected mortgage loan cash flows at market rates which reflect the rates at which similar loans would be made to similar borrowers. The rates reflect management's assessment of the credit quality and the remaining duration of the loans. The fair value estimates of mortgage loans of lower credit quality, including problem and restructured loans, are based on the estimated fair value of the underlying collateral.

Long-term debt: Fair value is based on quoted market prices for the same or similar issued debt or, if no quoted market prices are available, on the current rates estimated to be available to the Companies for debt of similar terms and remaining maturities.

Off-Balance-Sheet Financial Instruments (including Derivative Financial Instruments):

The notional amounts, carrying values and estimated fair values of the Companies' off-balance-sheet financial instruments at December 31, 1994 were as follows:

                                                        Carrying
                                      Value
                                              Notional  Asset        Fair
(Millions)                                    Amount    (Liability)  Value
------------------------------------------------------------------------------

Foreign exchange forward contracts - sell:
  Related to net investments in
  foreign affiliates                          $  27.1   $       .2   $     .2
  Related to investments in
  non-dollar denominated assets                 206.1           .2       (1.5)
Foreign exchange forward contracts - buy:
  Related to investments in
  non-dollar denominated assets                   3.8          (.4)        -
Interest rate swaps:
  Unrecognized gains                            386.4           -        18.3
  Unrecognized losses                           386.4           -       (18.3)
------------------------------------------------------------------------------

Off-Balance-Sheet Financial Instruments (including Derivative Financial Instruments):

The notional amounts of these instruments do not represent the risk of loss to the Companies. The fair value amounts of these instruments were estimated based on quoted market prices, dealer quotations or internal price estimates believed to be comparable to dealer quotations. These amounts reflect the estimated amounts that the Companies would have to pay or would receive if the contracts were terminated.

The Companies engage in hedging activities to manage foreign exchange and interest rate risk. Such hedging activities have principally consisted of using off-balance-sheet instruments including foreign exchange forward contracts and swap agreements. These instruments involve, to varying degrees, elements of market risk and credit risk in excess of the amounts recognized in the Combined Balance Sheet. The Companies evaluate the risks associated with off-balance-sheet financial instruments in a manner similar to that used to evaluate the risks associated with on-balance-sheet financial instruments. Market risk is the possibility that future changes in market prices may make a financial instrument less valuable. For off-balance-sheet financial instruments used for hedging, such market price changes are generally offset by the market price changes in the hedged instruments held by the Companies. Credit risk arises from the possibility that counterparties may fail to perform under the terms of the contract, which could result in an unhedged position. However, unlike on-balance-sheet financial instruments, where credit risk generally is represented by the notional or principal amount, the off-balance-sheet financial instruments' risk of credit loss generally is significantly less than the notional value of the instrument and is represented by the positive fair value of the instrument. The Companies generally do not require collateral or other security to support the financial instruments discussed below. However, the Companies control their exposure to credit risk through credit approvals, credit limits and regular monitoring procedures. There were no material concentrations of off-balance-sheet financial instruments at December 31, 1994.

Foreign Exchange Forward Contracts:

Foreign exchange forward contracts are agreements to exchange fixed amounts of two different currencies at a specified future date and at a specified price. The Companies utilize foreign exchange forward contracts to hedge their foreign currency exposure arising from certain investments in foreign affiliates and non-dollar denominated investment securities. The Companies generally utilize foreign currency contracts with terms of up to three months.

At December 31, 1994, the Companies had unhedged foreign currency exposures of $15.3 million related to investments in non-dollar denominated assets. These exposures include $14.4 million of investments denominated in currencies for which effective markets for hedging vehicles do not currently exist.

Off-Balance-Sheet Financial Instruments (including Derivative Financial Instruments):

Interest Rate Swaps

The Companies utilize interest rate swaps to manage certain exposures related to changes in interest rates. This swap activity includes transactions which were entered into in prior years where the Companies act as an intermediary for entities whose debt the Companies have guaranteed to allow them to convert variable rate debt to a fixed rate, with the Companies retaining no interest rate risk. (Please refer to Note 14.) Interest rate swap activity also includes exchanging variable rate asset returns for fixed rate returns.

14.  Commitments and Contingent Liabilities

Commitments

Commitments to extend credit are legally binding agreements to lend monies at a specified interest rate and within a specified time period. Risk arises from the potential inability of counterparties to perform under the terms of the contracts and from interest rate fluctuations. The Companies' exposure to credit risk is reduced by the existence of conditions within the commitment agreements which release the Companies from their obligations in the event of a material adverse change in the counterparty's financial condition. At December 31, 1994, the Companies had $120.0 million in commitments to fund partnerships.

Financial Guarantees

The Companies no longer write municipal bond insurance and such business previously written by the Companies was reinsured with another company. It is not practicable to estimate the fair value of the business that has been ceded.

AC&S was a writer of financial guarantees on obligations secured by real estate, corporate debt obligations, and of municipal and non-municipal tax-exempt entities through December 31, 1987, and ceased writing such guarantees as of January 1, 1988. The aggregate net par value of financial guarantees outstanding at December 31, 1994 was $728.3 million. Future runoff of financial guarantees as of December 31, 1994 is estimated to be $205.1 million for 1995, $29.2 million for 1996, $136.5 million for 1997, $277.5 million for 1998, $5.1 million for 1999 and $74.9 million thereafter. It is not practicable to estimate a fair value for AC&S' financial guarantees because AC&S no longer writes such guarantees, there is no quoted market price for such contracts, and it is not practicable to reliably estimate the timing and amount of all future cash flows due to the unique nature of each of these contracts.

Total reserves for the financial guarantee business, which include reserves for defaults, probable losses not yet identified and unearned premiums, were $47.7 million at December 31, 1994. Premium income received from such guarantees is recognized pro rata over the contract coverage period.

Reinsurance Agreement

In connection with the sale of American Re-Insurance Company ("Am Re"), Am Re and AC&S entered into a reinsurance agreement which provides that to the extent Am Re incurred losses in 1991 and prior that were still outstanding at January 1, 1992 in excess of $2.7 billion (or $362 million in excess of Am Re's reserves as of December 31, 1991, adjusted for certain reinsurance transactions), AC&S has an 80% participation in payments on those losses up to a maximum payment by AC&S of $500 million. AC&S has not yet been required to make any payments under this agreement, though it is reasonably possible that AC&S may be required to do so in the future.

Structured Settlements

The Companies had contingent liabilities in the amount of $1,097.2 million for structured settlements at December 31, 1994. Included in such liabilities is $280.0 million of structured settlements purchased from affiliates, consisting of $153.4 million from Aetna Life Insurance Company and $126.6 million from Aetna Life Insurance and Annuity Company. Structured settlements, net of the affiliate amounts, are reflected in reinsurance recoverables on the Combined Balance Sheet.

Litigation

Beginning in 1988, the attorneys general of 20 states each filed separate antitrust suits against AC&S and over 30 other insurers, reinsurers, trade associations and brokers. The suits are on behalf of the states themselves and, in most cases, alleged classes of their political subdivisions. Additionally, 20 class actions were filed in various courts on behalf of private plaintiffs. The attorneys general suits and the private plaintiff actions all were consolidated for pretrial proceedings in the United States District Court for the Northern District of California ("U.S. District Court").

All of the suits allege that the defendants violated various federal or state antitrust laws (or laws related to business trade practices) by, among other things, conspiring to restrict the terms and coverages of commercial general liability insurance and also reinsurance. The state suits seek civil penalties, unspecified damages and extensive injunctive relief. The private suits seek unspecified treble damages and broad injunctive relief.

In September 1989, the U.S. District Court dismissed with prejudice all federal antitrust claims in all of the complaints before it. The court declined to exercise jurisdiction over the state claims in the attorneys general complaints. The U.S. Court of Appeals for the Ninth Circuit subsequently reversed the District Court's dismissal of the federal antitrust claims and, after further proceedings, the U.S. Supreme Court agreed to review the Court of Appeals' decision.

In June 1993, the Supreme Court returned the suit to the Court of Appeals. The Supreme Court held unanimously that AC&S and the other defendant insurers did not forfeit their otherwise available McCarran-Ferguson Act immunity when they acted with reinsurers to produce acceptable policy terms. The Supreme Court also held that AC&S and the other defendant insurers could lose their immunity under the "boycott" exception to the McCarran exemption only if the plaintiffs could prove that the defendant insurers attempted to coerce acceptance of insurance policy terms by means of refusals to deal in separate and unrelated transactions. After further proceedings the District Court ordered the parties to undertake discovery on the remaining issues.

On October 5, 1994, all of the plaintiffs signed a letter evidencing a settlement in principle of the litigation with all the defendants, including AC&S. The agreement provides that the defendants will pay plaintiffs an aggregate of $36 million plus the costs of class notice (currently estimated at $2 million). AC&S' share of the settlement is not material. The settlement has received preliminary court approval, and notice of the settlement terms has been sent to class members. The settlement is subject to final court approval, and a hearing regarding such approval is scheduled to occur in the first half of 1995.

The Companies are continuously involved in numerous other lawsuits arising, for the most part, in the ordinary course of their business operations either as liability insurers defending third-party claims brought against their insureds or as insurers defending coverage claims brought against the Companies, including lawsuits related to issues of policy coverage and judicial interpretation. One such area of coverage litigation involves legal liability for environmental and asbestos-related claims. These lawsuits and other factors make reserving for these claims subject to significant uncertainties.

While the ultimate outcome of the litigation described herein cannot be determined at this time, such litigation (other than that related to environmental and asbestos-related claims, which is subject to significant uncertainties), net of reserves established therefor and giving effect to reinsurance probable of recovery, is not expected to result in judgments for amounts material to the financial condition of the Companies, although it may adversely affect results of operations in future periods. The Companies are expected to be affected adversely in the future by losses for environmental and asbestos-related claims and related litigation expenses and such effect could be material to the Companies' future results, liquidity and/or capital resources.

Please refer to Note 16 for a discussion of the Companies' subsequent events.

15.  Concentrations of Investment Credit Risk

At December 31, 1994, the Companies had an investment in common stock of MBIA, Inc. with a carrying value of $214 million representing 7% of shareholder's equity and an investment in common stock of Am Re with a carrying value of $96.8 million representing 3% of shareholder's equity.

The Companies' holdings in debt securities were $9.5 billion as of December 31, 1994. The debt securities in the Companies' portfolio are generally rated by external rating agencies, and, if not externally rated, are rated by the Companies on a basis believed to be similar to that used by the rating agencies. At December 31, 1994, the composition of the Companies' debt securities quality ratings were as follows:

                 AAA                     59%
                 AA                      10%
                 A                       18%
                 BBB                      9%
                 BB & Below               4%

The average quality rating of the Companies' portfolio of debt securities was AA at December 31, 1994.

At December 31, 1994, the composition of the Companies' debt securities portfolio by market sector was as follows:

                 Treasuries/Agencies                 36%
                 Corporate                           23%
                 Mortgage-Backed Securities          13%
                 Municipals                          13%
                 Financial                            6%
                 Public Utilities                     6%
                 Other Loan-Backed                    3%

PAGE 32
Notes to Combined Financial Statements (continued)

15.  Concentrations of Investment Risk (continued)

At December 31, 1994, the Companies' mortgage loan balances, net of specific impairment reserves, by property type and geographic region were as follows:


                                                            Hotel/                Mixed
(Millions)                 Office     Retail     Apartment  Motel     Industrial  Use/Other  Total
------------------------------------------------------------------------------------------------------
South Atlantic             $ 163.2    $  165.6   $  58.8    $   62.1  $      3.2  $    59.1  $   512.0
Middle Atlantic              196.1        67.0      30.0           -        17.8       0.3       311.2
New England                  122.6        73.7      59.5        45.2         0.4       3.8       305.2
South Central                 32.1        12.1      12.8         1.9         3.8       0.8        63.5
North Central                 31.6        40.5      55.5        23.0         0.8       1.3       152.7
Pacific and Mountain         118.7        29.2       7.6           -         7.6       4.4       167.5
Other                           -            -         -           -          -        0.1         0.1
------------------------------------------------------------------------------------------------------
   Total                   $ 664.3    $  388.1   $ 224.2    $  132.2  $     33.6  $    69.8  $ 1,512.2
------------------------------------------------------------------------------------------------------
Less general portfolio loss reserve                                                               58.5
------------------------------------------------------------------------------------------------------
   Adjusted total, net of reserves                                                            $1,453.7
----------------------------------------------------------------------------------------------========

At December 31, 1994, the Companies' problem, potential problem and restructured mortgage loan balance was $274.1 million. The Companies' problem, potential problem and restructured mortgage loans by property type and geographic region were as follows:

Problem, Potential Problem and              Geographic Distribution of Problem,
Restructured Mortgage Loans by              Potential Problem and Restructured
Property Type                               Mortgage Loans
------------------------------              ----------------------------------

Office                      77%             North Central             27%
Retail                      14%             Pacific and Mountain      22%
Apartment                    8%             Middle Atlantic           19%
Hotel/Motel                  1%             South Central             16%
                                            South Atlantic            15%
                                            New England                1%

"Problem loans" are defined to be loans with payments over 60 days past due, loans on properties in the process of foreclosure, loans on properties involved in bankruptcy proceedings and loans on properties subject to redemption.

"Restructured loans" are loans whose original contract terms have been modified to grant concessions to the borrower and are currently performing pursuant to such modified terms.

"Potential problem loans" are currently performing loans which management believes are likely to become classified as problem or restructured loans in the next 12 months or so. Such loans are identified through the portfolio review process on the basis of known information about the ability of borrowers to comply with present loan terms. Identifying such potential problem and restructured loans requires significant judgment as to likely future market conditions, developments specific to individual properties and borrowers, and the timing of potential defaults. Provision for losses that management believes are likely to arise from such potential problem and restructured loans is included in the general reserve.

The Companies' equity real estate balance was $262.0 million at December 31, 1994. The Companies' equity real estate balance at December 31, 1994 by property type and geographic region was as follows:

Equity Real Estate                      Geographic Distribution of
by Property Type                        Equity Real Estate
----------------------------            -----------------------------

Office                   43%            Pacific and Mountain      41%
Hotel/Motel              17%            South Atlantic            20%
Land                     13%            New England               16%
Industrial                9%            North Central             12%
Retail                    9%            Middle Atlantic            8%
Apartment                 6%            South Central              3%
Other                     3%

16.  Subsequent Events

Environmental and Asbestos-Related Claims Reserves

The Companies added $750 million ($487.5 million, after-tax) to environmental-related claims reserves in the second quarter of 1995. In the opinion of management, the Companies' reserves for environmental-related claims at September 30, 1995 represent the Companies' best estimate of their ultimate environmental-related liability, based on currently known facts, current law (including Superfund), current technology, and assumptions considered reasonable where facts are not known. Due to the significant uncertainties and related management judgment involved in estimating the Companies' environmental liability, no assurances can be given that the environmental reserve represents the amount that will ultimately be paid by the Companies for all environmental-related losses. The amount ultimately paid could differ materially from the Companies' currently recorded reserve as legal and factual issues are clarified, but any difference cannot be reasonably estimated at this time.

As a result of this addition to the environmental-related claims reserves, Aetna contributed additional capital to the Companies in order to restore capital levels (including risk-based capital), to appropriate levels for regulatory and other purposes, consistent with year-end 1994. Such infusion of capital of $303 million was made on December 6, 1995.

A case, involving a policyholder (a major producer of asbestos and asbestos products) that had exhausted applicable policy limits on asbestos products claims and asserted coverage under policy provisions for other types of liability which had been submitted to binding arbitration, was settled in the third quarter of 1995. The Companies obtained a release from the insured for all current and future asbestos bodily injury claims and certain asbestos property damage claims (along with all environmental claims) under existing policies in exchange for fixed, scheduled cash payments over time, which were recorded on a discounted basis. In connection with this settlement, $120 million of property-casualty reserves not previously classified as covering asbestos-related claims were transferred to asbestos reserves. No amounts were transferred from environmental reserves, and the environmental-related portion of the settlement was covered by existing environmental reserves. As a result, this settlement did not affect results of operations in the third quarter of 1995. As part of the settlement, the Companies also agreed, among other things, to make insurance coverage available to the insured in the year 2000 (on a one-time basis), for a percentage of all asbestos defense and indemnity claim payments made by the insured during the years 2000 through 2007. The Companies' payment obligations would be subject to annual dollar caps. Given the uncertainty as to whether the insured will elect to purchase this additional insurance, no related premiums or losses have been recorded by the Companies at this time.

Reserving for asbestos-related claims is subject to significant uncertainties and management is currently unable to make a reasonable estimate as to the ultimate amount of losses or a reasonable range of losses for all asbestos-related claims and related litigation expenses. However, reserves for asbestos liabilities are being evaluated by management as the Companies continue to gather and analyze new information and reassess their reserving techniques for these claims in order to determine whether they can better estimate their liability. Adjustments may be made to such reserves as loss patterns develop and other information is obtained.

Litigation

Please refer to Note 14 for a full description of the Attorneys General Antitrust Litigation.

On March 29, 1995, the U.S. District Court approved the plaintiffs' settlement of this litigation with all defendants, including AC&S. AC&S' share of the settlement is not material.

Strategic Outlook

On November 29, 1995, Aetna announced that, as part of a strategic refocusing of the company, it has entered into a definitive agreement to sell the Companies to The Travelers Insurance Group Inc. for $4.0 billion in cash. The sale has been approved by both companies' boards of directors and is subject to regulatory approval and other customary conditions.

Accounting Changes

As of January 1, 1995, the Companies adopted FAS No. 114, Accounting by Creditors for Impairment of a Loan and FAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. In accordance with these standards, a loan is considered impaired when it is probable that the Companies will be unable to collect amounts due according to the contractual terms of the loan agreement. When the Companies determine that a loan is impaired, a specific impairment reserve is established for the difference between the recorded investment (i.e., cost less valuation reserves) in the mortgage loan and the fair value of the collateral. General reserves are established for losses management believes are likely to arise from the overall portfolio but cannot be attributed to specific loans. Prior to the adoption of FAS Nos. 114 and 118, the Companies included the impairment provision for potential problem loans which management believed were likely to become classified as problem or restructured in the next 12 months or so in the general reserve. FAS Nos. 114 and 118 had no impact on 1995 net income and balance sheet.

                                                                Annex B







                   THE AETNA CASUALTY AND SURETY COMPANY

                  AND THE STANDARD FIRE INSURANCE COMPANY

                           AND THEIR SUBSIDIARIES




                       COMBINED FINANCIAL STATEMENTS
                                (UNAUDITED)




                        SEPTEMBER 30, 1995 and 1994

Combined Statement of Income

For the nine months ended September 30,


(Millions)                                               1995                         1994
------------------------------------------------------------------------------------------

Revenue:
Premiums                                            $  3,074.8                  $  3,259.1
Net investment income                                    671.7                       621.4
Fees and other income                                     65.0                        88.6
Net realized capital gains                                 4.5                          .8
                                                    ---------------------------------------

Total revenue                                          3,816.0                     3,969.9
------------------------------------------------------------------------------------------

Claims and Expenses:

Claims and claim adjustment expenses                   3,131.8                     2,877.5
Operating expenses                                       636.3                       736.3
Amortization of deferred policy
  acquisition costs                                      474.9                       489.0
                                                    --------------------------------------

Total claims and expenses                              4,243.0                     4,102.8
------------------------------------------------------------------------------------------

Loss before income tax benefits                         (427.0)                     (132.9)

Income tax benefits                                     (168.0)                      (72.5)
                                                    --------------------------------------

Net loss                                            $   (259.0)                 $    (60.4)
==========================================================================================

See Condensed Notes to Combined Financial Statements.

Combined Balance Sheet

As of September 30,

(Millions, except share data)                                          1995           1994
-------------------------------------------------------------------------------------------
Assets:
Investments:
  Debt securities:
      Held for investment, at amortized cost (fair value $432.5
        and  $456.3)                                              $    431.5         459.4
      Available for sale, at fair value (amortized cost $10,213.5
        and $9,842.4)                                               10,373.0       9,267.9
  Equity securities, at fair value (cost $583.7 and $691.7)            936.8       1,073.0
  Short-term investments                                                97.2         262.6
  Mortgage loans                                                     1,236.2       1,544.2
  Real estate                                                          301.9         238.0
  Other                                                                287.9         300.1
                                                                  ------------------------
Total investments                                                   13,664.5      13,145.2
------------------------------------------------------------------------------------------

  Cash and cash equivalents                                            694.9         417.4
  Reinsurance recoverables and receivables                           4,906.0       4,553.8
  Accrued investment income                                            172.4         178.6
  Premiums due and other receivables                                 1,053.3       1,014.9
  Federal and foreign income taxes:
    Current                                                             25.6          85.6
    Deferred                                                           706.5         881.2
  Deferred policy acquisition costs                                    299.7         322.2
  Other assets                                                         989.2       1,051.9
                                                                  ------------------------
Total assets                                                      $ 22,512.1     $21,650.8
==========================================================================================

Liabilities:
  Unpaid claims and claim adjustment expenses                     $ 16,177.6    $ 15,722.9
  Unearned premiums                                                  1,492.2       1,409.2
  Policyholders' funds left with the companies                          46.1          46.4
                                                                  ------------------------
Total insurance liabilities                                         17,715.9      17,178.5

  Long-term debt                                                        35.3          35.7
  Other liabilities                                                  1,247.7       1,101.4
                                                                  ------------------------
Total liabilities                                                   18,998.9      18,315.6
------------------------------------------------------------------------------------------

Commitments and Contingent Liabilities (Note 7)

Shareholder's Equity:
 Common capital stock (1,000 shares authorized, issued and outstanding with a par value of $25,000 and 20,000 shares authorized, issued and outstanding
    with a par value of $250)                                           30.0          30.0
 Paid in capital                                                     1,174.5       1,174.5
 Net unrealized capital gains (losses)                                 289.6        (150.5)
 Retained earnings                                                   2,019.1       2,281.2
                                                                  ------------------------
Total shareholder's equity                                           3,513.2       3,335.2
------------------------------------------------------------------------------------------

Total liabilities and shareholder's equity                        $ 22,512.1    $ 21,650.8
==========================================================================================

See Condensed Notes to Combined Financial Statements.

Combined Statement of Shareholder's Equity

For the nine months ended September 30, 1995 and 1994

(Millions)
--------------------------------------------------------------

Shareholder's equity at December 31, 1994           $  3,120.9
Net change in unrealized capital
  gains and losses                                       651.3
Net loss                                                (259.0)
                                                    ----------
Shareholder's equity at September 30, 1995          $  3,513.2
==============================================================

--------------------------------------------------------------
Shareholder's equity at December 31, 1993           $  3,858.3
Net change in unrealized capital
  gains and losses                                      (462.7)
Net loss                                                 (60.4)
                                                    ----------
Shareholder's equity at September 30, 1994          $  3,335.2
==============================================================


See Condensed Notes to Combined Financial Statements.

Combined Statement of Cash Flows

For the nine months ended September 30,

(Millions)                                                              1995          1994
------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net loss                                                        $   (259.0)   $    (60.4)
  Adjustments to reconcile net loss to
    net cash provided by (used for) operating activities:
      Decrease in accrued investment income                              5.4          24.8
      (Decrease) increase in premiums due and other receivables         42.6        (146.1)
      Increase in reinsurance recoverables and receivables            (282.7)        (59.9)
      Decrease in deferred policy acquisition costs                     16.3           7.5
      Depreciation and amortization                                      6.8          11.5
      (Increase) decrease in federal and foreign income taxes          147.4        (288.0)
      Net decrease (increase) in other assets and other liabilities    136.3        (528.7)
      Increase in insurance liabilities                                548.2         393.9
      Net sales of debt trading securities                                 -          34.8
      Net realized capital gains                                         4.5            .8
      Amortization of net investment discounts                          19.9          43.3
      Other                                                              7.8          41.3
                                                                  ------------------------
          Net cash provided by (used for) operating activities         393.5        (525.2)
                                                                  ------------------------
Cash Flows from Investing Activities:
  Proceeds from sales of:
    Debt securities available for sale                               2,622.4       3,704.3
    Equity securities                                                  483.8         423.4
    Mortgage loans                                                      14.5          33.1
    Real estate                                                         10.2          67.3
    Short-term investments                                           6,964.6       5,356.0
  Investment maturities and repayments of:
    Debt securities available for sale                                 853.4         755.2
    Debt securities held for investment                                 80.9         232.7
    Mortgage loans                                                     156.9         191.5
  Cost of investment purchases in:
    Debt securities available for sale                              (4,069.7)     (4,167.4)
    Debt securities held for investment                               (101.0)            -
    Equity securities                                                 (227.2)       (331.6)
    Mortgage loans                                                         -          (8.4)
    Real estate                                                        (19.6)            -
    Short-term investments                                          (6,955.8)     (5,482.9)
  Other, net                                                          (178.5)        182.3
                                                                  ------------------------
          Net cash (used for) provided by investing activities        (365.1)        955.5
                                                                  ------------------------
Cash Flows from Financing Activities:
  Repayment of long-term debt                                           (0.2)        (11.3)
  Net decrease in short-term debt                                       (9.1)          (.9)
                                                                  ------------------------
          Net cash used for financing activities                        (9.3)        (12.2)
------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents            (0.5)         (0.2)
------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                               18.6         417.9
Cash and cash equivalents, beginning of period                         676.3          (0.5)
                                                                  ------------------------
Cash and cash equivalents, end of period                          $    694.9    $    417.4
==========================================================================================

See Condensed Notes to Combined Financial Statements.

     CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS


(1) Basis of Presentation

    The combined financial statements include The Aetna Casualty & Surety Company ("AC&S")and The Standard Fire Insurance Company and their subsidiaries (collectively, the "companies"). Less than majority-owned entities in which the companies have at least a 20% interest are reported on the equity basis. These combined financial statements have been prepared in accordance with generally accepted accounting principles and are unaudited. Certain reclassifications have been made to 1994 financial information to conform to 1995 presentation. These interim statements necessarily rely heavily on estimates, including assumptions as to annualized tax rates. In the opinion of management, all adjustments necessary for a fair statement of results for the interim periods have been made. All such adjustments are of a normal, recurring nature.

(2) Future Application of Accounting Standards

    In March 1995, the Financial Accounting Standards Board issued Financial Accounting Standard ("FAS") No. 121, Accounting for Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires write down to fair value when long-lived assets to be held and used are impaired. The statement also requires long-lived assets to be disposed of (e.g., real estate held for sale) to be carried at the lower of cost or fair value less estimated selling costs and does not allow such assets to be depreciated. This statement will be adopted in 1996 and the impact on earnings is not expected to be material.

    In October 1995, the Financial Accounting Standards Board issued FAS No. 123, Accounting for Stock-Based Compensation. This statement addresses the accounting for the cost of stock-based compensation, such as stock options. FAS No. 123 permits either expensing the cost of stock-based compensation over the vesting period or disclosing in the financial statement footnotes what this expense would have been. This cost would be measured at the grant date based upon estimated fair values, using option pricing models. The requirements of this statement will be effective for 1996 financial statements, although earlier adoption is permissible if an enterprise elects to expense the cost of stock- based compensation. The companies are currently evaluating the disclosure and expense recognition alternatives as permitted by this statement.

(3)  Insurance Liabilities

     Workers' compensation life table indemnity reserves are discounted at 5% for voluntary business and 3.5% for involuntary business, with mortality assumptions that reflect current company and industry experience. Workers' compensation life table indemnity reserves totaled $713 million and $774 million at September 30, 1995 and 1994, respectively, which was 21% and 22% of the total workers' compensation reserves for unpaid claims and claim adjustment expenses. Certain other property-casualty reserves with fixed and determinable payment patterns over periods of up to 7 years, including reserves related to a small number of environmental and asbestos-related claim settlements, have also been discounted. The risk free rates used in discounting such reserves range from 4% to 7%, and the amount of such discounted reserves was approximately $187 million at September 30, 1995.

(4)  Investments

     As of January 1, 1995, the company adopted FAS No. 114, Accounting by Creditors for Impairment of a Loan and FAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. In accordance with these standards, a loan is considered impaired when it is probable that the companies will be unable to collect amounts due according to the contractual terms of the loan agreement. For impaired loans, a specific impairment reserve is established for the difference between the recorded investment in the mortgage loan and the fair value of the collateral. General reserves are established for losses management believes are likely to arise from the overall portfolio but cannot be attributed to specific loans. Prior to the adoption of FAS Nos. 114 and 118, the companies included the reserve for estimated losses on potential problem loans which management believed were likely to become classified as problem or restructured in the next 12 months or so in the general reserve.

(5)  Federal and Foreign Income Taxes

     Net unrealized capital gains and losses are presented in shareholders' equity net of deferred taxes. During the nine months ended September 30, 1995, the companies moved from a net unrealized capital loss position of $(361.7) million at December 31, 1994, to a net unrealized capital gain position of $289.6 million at September 30, 1995, primarily due to decreases in interest rates. As a result, the $102.1 of valuation allowances previously established related to deferred tax assets on these capital losses were reversed, which had no impact on net loss for the nine months ended September 30, 1995.

(6)  Reinsurance

     Ceded earned premiums were $.8 billion and $.9 billion for the nine months ended September 30, 1995 and 1994, respectively. Ceded current and future benefits were $.8 billion and $.9 billion for the nine months ended September 30, 1995 and 1994, respectively.

(7)  Commitments and Contingent Liabilities

     Environmental and Asbestos-Related Claims

     The companies added $750 million ($487.5 million, after-tax) to environmental-related claims reserves in the second quarter of 1995. In the opinion of management, the companies' reserves for environmental-related claims at September 30, 1995 represent the companies' best estimate of its ultimate environmental-related liability, based on currently known facts, current law (including Superfund), current technology, and assumptions considered reasonable where facts are not known. Due to the significant uncertainties and related management judgment involved in estimating the companies' environmental liability, no assurances can be given that the environmental reserve represents the amount that will ultimately be paid by the companies' for all environmental-related losses. The amount ultimately paid could differ materially from the companies' currently recorded reserve as legal and factual issues are clarified, but any difference cannot be reasonably estimated at this time.

     Reserving for asbestos-related claims is subject to significant uncertainties and management is currently unable to make a reasonable estimate as to the ultimate amount of losses or a reasonable range of losses for all asbestos-related claims and related litigation expenses. However, reserves for asbestos liabilities are being evaluated by management as the companies continue to gather and analyze new information and reassess reserving techniques for these claims in order to determine whether they can better estimate their liability. Adjustments may be made to such reserves as loss patterns develop and other information is obtained.

     Environmental and asbestos-related loss and loss adjustment expense reserves, as reflected on the Combined Balance Sheet, were as follows (before reinsurance and net of discount on certain environmental and asbestos settlements, in millions):


                                     September 30,        September 30,
    (Millions)                            1995                  1994
    -----------------------------------------------------------------

    Environmental Liability          $    1,067.4         $     409.2
    Asbestos Bodily Injury*                 421.9               277.8
    Asbestos Property Damage*                30.2                29.5
                                     ------------         -----------
      Total Environmental and
        Asbestos-Related Reserves    $    1,519.5         $     716.5
                                     ============         ===========



     * Includes $107.4 million and $12.6 million of reserves transferred to asbestos bodily injury and asbestos property damage reserves, respectively, in 1995.

(8)  Litigation

     The companies are continuously involved in numerous lawsuits arising, for the most part, in the ordinary course of its business operations either as a liability insurer defending third-party claims brought against its insureds or as an insurer defending coverage claims brought against itself, including lawsuits related to issues of policy coverage and judicial interpretation. One such area of coverage litigation involves legal liability for environmental and asbestos-related claims. These lawsuits and other factors make reserving for these claims subject to significant uncertainties.

     While the ultimate outcome of such litigation cannot be determined at this time, such litigation, net of reserves established therefore and giving effect to reinsurance probable of recovery, is not expected to result in judgments for amounts material to the financial condition of the companies, although it may adversely affect results of operations in future periods.

(9)  Subsequent Events

     On November 29, 1995, Aetna announced that, as part of a strategic refocusing of the company, it has entered into a definitive agreement to sell the companies to The Travelers Insurance Group Inc. for $4.0 billion cash. The sale has been approved by both companies' boards of directors and is subject to regulatory approval and other customary conditions.

                                                                         Annex C


                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated statements of income of Travelers Group Inc. (the "Company") for the nine months ended September 30, 1995 and year ended December 31, 1994, present results for the Company as if its planned acquisition of the property and casualty operations of Aetna Life and Casualty Company (the "Aetna P&C" operations) had occurred as of January 1, 1994. The accompanying unaudited pro forma condensed consolidated statement of financial position as of September 30, 1995 gives effect to the planned acquisition as if it had occurred as of September 30, 1995. The unaudited pro forma data do not purport to represent what the Company's financial position or results of operations actually would have been had the acquisition in fact occurred on the dates indicated, or to project the Company's financial position or results of operations for any future date or period. The pro forma adjustments are based on available information and certain assumptions that the Company currently believes are reasonable in the circumstances. The unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes thereto; the separate historical financial statements of the Company as of and for the nine months ended September 30, 1995, and for the year ended December 31, 1994 which are contained in the Company's Form 10-Q for the quarterly period ended September 30, 1995 and its annual report on Form 10-K for the fiscal year ended December 31, 1994, respectively; and the separate historical combined financial statements of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries as of and for the nine months ended September 30, 1995 and year ended December 31, 1994, which are contained herein.

     The pro forma adjustments and pro forma combined amounts are provided for informational purposes only, and if the acquisition is consummated, the Company's financial statements will reflect the effects of the acquisition only from the date such acquisition occurs. The pro forma adjustments are applied to the historical financial statements to account for the acquisition as a purchase. Under purchase accounting, total purchase cost will be allocated to the Aetna P&C assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the acquisition based on appraisals and other studies, which are not yet completed. Accordingly, the final allocations will be different from the amounts reflected herein. Although the final allocations will differ, the pro forma condensed financial information reflects management's best estimate based on currently available information.

                      TRAVELERS GROUP INC. AND SUBSIDIARIES
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                            AS OF SEPTEMBER 30, 1995
                            (in millions of dollars)


                                                                Travelers                             Pro Forma
                                                                   Group      Aetna P&C    Pro Forma   Travelers
Assets                                                           Historical  Historical   Adjustments    Group
------                                                           ----------  ----------   -----------    -------
Cash and cash equivalents                                          $1,462         $695                     $2,157
Investments:
  Fixed maturities:
    Available for sale, at market value                            27,283       10,373       $900 (A,C)    38,556
    Held to maturity, at amortized cost                                72          432        (38)(B)         466
  Equity securities, at market value                                  797          937                      1,734
  Mortgage loans                                                    4,581        1,236       (205)(B)       5,612
  Real estate                                                         361          302        (80)(B)         583
  Policy loans                                                      1,888                                   1,888
  Short-term and other                                              4,119          385                      4,504
-----------------------------------------------------------------------------------------------------------------
      Total investments                                           $39,101      $13,665       $577         $53,343
-----------------------------------------------------------------------------------------------------------------
Securities borrowed or purchased under agreements to resell        19,589                                  19,589
Brokerage receivables                                               6,596                                   6,596
Trading securities owned, at market value                           9,061                                   9,061
Net consumer finance receivables                                    6,998                                   6,998
Reinsurance recoverables                                            6,762        4,906         (5)(B)      11,663
Value of insurance in force and deferred policy acquisition costs   2,138          300       (104)(B)       2,334
Cost of acquired businesses in excess of net assets                 1,940                   1,048 (B)       2,988
Separate and variable accounts                                      6,471                                   6,471
Other receivables                                                   3,903        1,225        (32)(B)       5,096
Other assets                                                        8,278        1,721         11 (A)      10,468
                                                                                              463 (B)
                                                                                               (5)(B)
-----------------------------------------------------------------------------------------------------------------
Total assets                                                     $112,299      $22,512     $1,953        $136,764
=================================================================================================================
Liabilities
-----------
Investment banking and brokerage borrowings                        $2,471                                  $2,471
Short-term borrowings                                               1,343                    $547 (A)       1,890
Long-term debt                                                      8,791          $35      3,664 (A)      12,487
                                                                                               (3)(B)
Securities loaned or sold under agreements to repurchase           20,815                                  20,815
Brokerage payables                                                  3,016                                   3,016
Trading securities sold not yet purchased                           5,160                                   5,160
Contractholder funds                                               14,976                                  14,976
Insurance policy and claims reserves                               27,262       17,716        305 (B)      45,283
Separate and variable accounts                                      6,439                                   6,439
Accounts payable and other liabilities                             10,988        1,248        328 (A)      13,117
                                                                                              553 (B)
-----------------------------------------------------------------------------------------------------------------
    Total liabilities                                             101,261       18,999      5,394         125,654
-----------------------------------------------------------------------------------------------------------------
ESOP Preferred stock - Series C                                       235                                     235
Guaranteed ESOP obligation                                            (67)                                    (67)
-----------------------------------------------------------------------------------------------------------------
                                                                      168                                     168
Stockholders' equity
--------------------
Preferred stock                                                       800                                     800
Common stock                                                            4           30        (30)(D)           4
Additional paid-in capital                                          6,741        1,174        300 (C)       6,741
                                                                                           (1,474)(D)
Retained earnings                                                   4,981        2,019         72 (A)       5,053
                                                                                           (2,019)(D)
Treasury stock, at cost                                            (1,682)                                 (1,682)
Unrealized gain on investment securities and other, net                26          290       (290)(D)          26
-----------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                     10,870        3,513     (3,441)         10,942
-----------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                       $112,299      $22,512     $1,953        $136,764
=================================================================================================================

See Accompanying Notes

                      Travelers Group Inc. and Subsidiaries
          Notes to Unaudited Pro Forma Statement of Financial Position
                            (in millions of dollars)


A. The following pro forma adjustments reflect the funding of the acquisition, the formation of a subsidiary ("Newco") to be comprised of the Company's present property and casualty operations together with the Aetna P&C operations, and a contribution to Newco's capital:

         Long-term debt net of issuance costs                          $3,600

         Proceeds from issuance and sale of Newco common stock
         representing an approximately 6% interest in Newco's
         common equity ($328 increase to minority interest and
         $72 gain on sale of subsidiary stock)                            400
                                                                      --------

                                             Total purchase price       4,000
                                                                      --------

     Borrowings for additional capital contribution to Newco
                   Short-term                                             547
                   Long-term                                               53
                                                                      --------
                                 Total funded                          $4,600
                                                                      --------




     The above pro forma presentation does not reflect the planned issuance of long-term debt, preferred stock and common stock by Newco. The above pro forma presentation reflects bridge financing with a five-year term that is available based on a commitment from a group of banks in the amount of $2.65 billion.

B. Pro forma adjustments resulting from allocation of purchase price based on relative fair value of underlying net assets acquired. The amounts and assumptions related to the principal adjustments are as follows:


         Assets                                                 Debit (Credit)
         ------                                                 --------------

         Discount allocated to investments in
         fixed maturities based on the fair
         value of the investments                                        $(38)

         Adjustment of carrying amount of
         investments in mortgage loans based on
         fair value of underlying collateral
         reflecting the Company's sales strategy                       $ (205)

         Adjustment of carrying amount of real estate
         to fair value reflecting the Company's sales
         strategy                                                     $   (80)

         Adjustment to deferred acquisition costs to reflect
         the Company's policy of deferring only commissions
         and premium taxes on sale of property and casualty
         insurance policies                                           $  (104)

         Excess of purchase price over fair value of net
         assets acquired                                              $ 1,048

         Adjustment to reflect the net deferred tax benefit
         of purchase accounting adjustments                           $   463

         All other assets                                             $   (42)

         Liabilities
         -----------

         Insurance policy and claims reserves

              Adjustment to reserves for financial guarantees
              based on the fair value of underlying collateral
              reflecting the Company's strategy as to
              resolution                                              $  (188)

              Other                                                      (117)
                                                                      --------


                  Total insurance policy and claims reserves          $  (305)
                                                                      --------


              The Company is continuing to review Aetna P&C's reserves for cumulative injury claims, including the effect of applying the Company's strategies, policies and practices in determining such reserves and in handling such claims. Based on the review at this stage, it is possible that additional reserves of up to approximately $1 billion may be recorded. Had additional reserves of $1 billion been included in this pro forma presentation, the excess of purchase price over fair value of net assets acquired would have been increased by $650, the after-tax amount of the increase in reserves. The amortization of this amount would have increased expense in the pro forma statement of income by $16 annually.

         Accounts payable and other liabilities

              Amount allocated to liabilities for estimated cost of
              restructuring businesses acquired                         $(250)

          Adjustment to the liability for loss based assessments
          for second injury funds                                        (125)


          Other                                                          (178)
                                                                      --------

                 Total Other Liabilities                                $(553)
                                                                      --------

          All other                                                     $   3
                                                                      --------


C.   Contribution by Aetna Life and Casualty Company to the capital
     of Aetna P&C required by purchase agreement.                       $ 300
                                                                      --------

D.   Adjustment to eliminate the Aetna P&C common equity.

                              TRAVELERS GROUP INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
               (in millions of dollars, except per share amounts)


                                                          Travelers                           Pro Forma
                                                            Group      Aetna P&C   Pro Forma  Travelers
                                                          Historical  Historical  Adjustments   Group
                                                          ----------  ----------  -----------   -------
REVENUES
Insurance premiums                                        $3,893       $3,075                 $6,968
Commissions and fees                                       2,074                               2,074
Interest and dividends                                     3,254          672        $3 (a)    3,929
Finance related interest and other charges                   833                                 833
Principal transactions                                       762                                 762
Asset management fees                                        751                                 751
Other income                                                 855           69                    924
--------------------------------------------------------------------------------------------------------
    Total revenues                                        12,422        3,816         3       16,241
--------------------------------------------------------------------------------------------------------
EXPENSES
Policyholder benefits and claims                           3,964        3,132                  7,096
Non-insurance compensation and benefits                    2,548                               2,548
Insurance underwriting, acquisition and operating          1,427        1,111        11 (a)    2,549
Interest                                                   1,462                    191 (b)    1,653
Provision for credit losses                                  122                                 122
Other operating                                            1,140                               1,140
--------------------------------------------------------------------------------------------------------
    Total expenses                                        10,663        4,243       202       15,108
--------------------------------------------------------------------------------------------------------
Income before income taxes and minority interest           1,759         (427)     (199)       1,133
Provision for income taxes                                   621         (168)      (63)(c)      390
Minority interest, net of income taxes                         0            0         4 (d)        4
--------------------------------------------------------------------------------------------------------
Income from continuing operations                         $1,138        ($259)    ($132)        $747
========================================================================================================


NET INCOME PER SHARE OF COMMON STOCK AND
COMMON STOCK EQUIVALENTS:
Income from continuing operations                           $3.39                               $2.16
========================================================================================================
Weighted average common shares outstanding
    and common stock equivalents (millions)                  317                                 317
========================================================================================================


See Accompanying Notes

                              TRAVELERS GROUP INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
               (in millions of dollars, except per share amounts)

                                                   Travelers                                        Pro Forma
                                                     Group          Aetna P&C        Pro Forma      Travelers
                                                  Historical*       Historical      Adjustments       Group
                                                  -----------       ----------      -----------     ---------

REVENUES
Insurance premiums                                  $5,144           $4,355                           $9,499
Commissions and fees                                 2,526                                             2,526
Interest and dividends                               3,401              824         ($4)(a)            4,221
Finance related interest and other charges           1,030                                             1,030
Principal transactions                                 900                                               900
Asset management fees                                1,010                                             1,010
Other income                                           932              122                            1,054
----------------------------------------------------------------------------------------------------------------
    Total revenues                                  14,943            5,301          (4)              20,240
----------------------------------------------------------------------------------------------------------------
EXPENSES
Policyholder benefits and claims                     5,227            3,747                            8,974
Non-insurance compensation and benefits              3,241                                             3,241
Insurance underwriting, acquisition and operating    1,867            1,645           6 (a)            3,518
Interest                                             1,284                          255 (b)            1,539
Provision for credit losses                            152                                               152
Other operating                                      1,524                                             1,524
----------------------------------------------------------------------------------------------------------------
    Total expenses                                  13,295            5,392         261               18,948
----------------------------------------------------------------------------------------------------------------
Gain on sale of subsidiaries and affiliates            226                                               226
----------------------------------------------------------------------------------------------------------------
Income before income taxes and minority interest     1,874              (91)       (265)               1,518
Provision for income taxes                             717              (54)        (83)(c)              580
Minority interest, net of income taxes                   0                0          (2)(d)               (2)
----------------------------------------------------------------------------------------------------------------
Income from continuing operations                   $1,157             ($37)      ($184)                $936
================================================================================================================



NET INCOME PER SHARE OF COMMON STOCK AND
  COMMON STOCK EQUIVALENTS:
Income from continuing operations                     $3.34                                             $2.65
===============================================================================================================

Weighted average common shares outstanding
    and common stock equivalents (millions)            322                                               322
================================================================================================================



* Restated to reflect the Managed Care and Employee Benefits Operations as a discontinued operation.


See Accompanying Notes

                      Travelers Group Inc. and Subsidiaries
    Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income
                            (in millions of dollars)


(a) Principal adjustments resulting from the allocation of purchase price based on relative fair value of underlying net assets, as follows: amortization of net premium or discount allocated to investments on a level yield basis over the life of the investments ($3 net discount in 1995; $4 net premium in 1994); amortization of liability for loss based assessments for second injury funds ($13 in 1995; $26 in 1994); and amortization of excess of purchase price over fair value of net assets acquired over 40 years ($20 in 1995; $26 in 1994). All other pro forma adjustments to pre-tax income resulting from purchase accounting amount to $(4) in 1995 and $(6) in 1994.

     (See Note B of Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Financial Position for additional information.)

(b) Pro forma adjustment to account for increased interest expense resulting from funding requirements of the acquisition.

(c)  Adjustment to reflect the income tax effects of (a) and (b) above.

(d) Adjustment to reflect the minority interest resulting from the sale of approximately 6% of Newco's common stock.

(e) As noted in the introduction to the Unaudited Pro Forma Financial Information, the pro forma information is not necessarily indicative of future consolidated results of operations.

     Included in the historical results of Aetna P&C for the nine months ended September 30, 1995, is a charge of $750 ($487.5 after tax) representing an addition to environmental-related claims reserves in the second quarter of 1995.

     As the Aetna P&C operations are integrated with the existing property and casualty insurance operations of the Company, management expects to realize, over a two-year period, cost savings from economies of scale estimated to amount to $300 annually ($195 after tax). These future cost savings are not reflected in the Unaudited Pro Forma Financial Information.

                           INDEX TO EXHIBITS
                           -----------------


Exhibit No.                                                 Method of Filing
----------                                                  ----------------

23.01               Consent of KPMG Peat Marwick, LLP          Electronic